Exhibit 10.2

Director Compensation Program

On April 23, 2012, the Board of Directors of Digital Realty Trust, Inc. (the “Company”) approved amendments to the Company’s director compensation, effective April 23, 2012, as follows:

Each of the Company’s directors who is not an employee of the Company or any of its subsidiaries receives an annual cash retainer of $60,000 for services as a director. Directors receive annual fees for service on the following committees, in addition to the foregoing retainer of $60,000: $10,000 for Audit Committee, $7,500 for Compensation Committee and $7,500 for Nominating and Corporate Governance Committee. The director who serves as the chair of the Audit Committee receives an additional annual retainer of $20,000; the director who serves as the chair of the Compensation Committee receives an additional annual retainer of $15,000; and the director who serves as the chair of the Nominating and Corporate Governance Committee receives an additional annual retainer of $15,000. In addition, any non-employee director who serves as Chairman of the Board receives an annual cash retainer of $25,000 (in addition to the annual cash base retainer of $60,000).

The Company’s Incentive Award Plan provides for formula grants of long-term incentive units to non-employee directors as follows:

•

Pro Rata Grant. Commencing after the 2012 Annual Meeting of Stockholders, each person who first becomes a non-employee director on a date other than the date of an annual meeting of stockholders will, on the date of such person first becoming a non-employee director, be granted a number of long-term incentive units equal to the product of (A) the quotient obtained by dividing (x) $100,000 by (y) the fair market value of a share of Common Stock on such date, multiplied by (B) the quotient obtained by dividing (x) 12 minus the number of months that have elapsed since the immediately preceding annual meeting of stockholders, by (y) 12. The award will be fully vested on the date of grant.

•

Annual Grant. Commencing as of the 2012 Annual Meeting of Stockholders, each person who first becomes a non-employee director at an annual meeting of stockholders and each person who otherwise continues to be a non-employee director immediately following such annual meeting will, on the date of such annual meeting, be granted a number of long-term incentive units equal to the quotient obtained by dividing (x) $100,000 by (y) the fair market value of a share of Common Stock on the date of such annual meeting. The award will be fully vested on the date of grant.